                          [KENNEDY - WILS0N LETTERHEAD]


                                  AMENDMENT TO

                              EMPLOYMENT AGREEMENT


        This Amendment to Employment Agreement (the "Amendment") is made and entered into as of April 1, 1997, by and between KENNEDY-WILSON, INC., A Delaware corporation, with its principal office located in Santa Monica, California (the "Company"), and Freeman A. Lyle, an individual ("Employee").

                                    RECITALS

        WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of April 1, 1996, (the "Agreement"), providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

        WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified to change the Employee's term and compensation.

                             AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of April 1, 1997 as follows:

        1. The Term of the Agreement is extended until March 31, 1998. Therefore, Section 2 of the Agreement is amended such that the termination date of "March 31, 1997" is deleted and the termination date of "March 31, 1998" is inserted in lieu thereof.

        2. Section 4(i) of the Agreement is amended such that Employee's salary effective January 1, 1997 is equal to $150,600 per annum payable on such basis as is the normal payment pattern of the Company, not to be less frequently than monthly.

                Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date above written.


                                      KENNEDY-WILSON INTERNATIONAL

                                      By: /s/ WILLIAM J. MCMORROW
                                         -------------------------------
                                         William J. McMorrow
                                         Chief Executive Officer

                                      Date:
                                           -----------------------------


                                      EMPLOYEE

                                      /s/ FREEMAN A. LYLE, JR.
                                      ----------------------------------
                                          Freeman A. Lyle, Jr.

                                      Date:
                                           -----------------------------

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made and entered into as of the 1st day of April, 1996, by and between Kennedy-Wilson, Inc., a Delaware corporation with its principal office located in Santa Monica, California (the "Company"), and Freeman A. Lyle, Jr., an individual ("Employee").

        A. KWI is a licensed California real estate broker in the business of marketing real property by auction and other means and desires to retain the services of Employee in conducting this business, subject to the terms and conditions of this Agreement.

        B. Employee desires to be employed by KWI pursuant to the terms and conditions of this Agreement.


                                    AGREEMENT

        1. Services Provided to the Company. During the term of this Agreement, Employee shall devote his full business time and best efforts in the employment of the Company and its subsidiaries and shall have such powers and duties as may from time to time be prescribed by the Board of Directors or the Chief Executive Officer of the Company, which duties may, in the Company's reasonable discretion, be changed in any legal manner from time to time; provided, however, that any reassignment of Employee's duties shall not require him to move from the Greater Los Angeles area and shall not involve duties which are not appropriate for his level of expertise, ability or compensation level. Such duties shall in all events be duties of an officer of the Company. The initial duties of Employee shall include, without limitation, serving as Executive Vice President and Chief Financial Officer of the Company with responsibility for overseeing the financial affairs of the Company. Employee shall provide the Company with the benefit of his best judgment and efforts in performing his duties hereunder.

        2. Term. Employee shall be employed by the Company pursuant to this Agreement for a term beginning on the date of this Agreement and continuing through to, and terminating at 11:59 PM on March 31, 1997 (unless earlier terminated pursuant to Section 11 hereof).

        3. Commitment to the Company. During the term of Employee's employment under this Agreement, Employee shall not be involved, individually or as an employee, principal, officer, general partner, director or shareholder, in any real estate development activities without first obtaining the consent and approval of a majority of the Company's Board of Directors, the consideration of such consent shall not be unreasonably delayed and such consent shall be given or withheld on a consistent basis with the grant or refusal of the Board to grant consent to real estate development activities by other officers of the Company who are party to employment agreements with the Company. The limitation contained in this Section shall not apply, however, to the ownership of no more than 1% of the capital stock of any publicly held corporation or to participation in real estate development activities as a limited partner. For purposes of this Section, Employee shall be deemed the owner of any interests held by Employee, Employee's spouse, or any other unemancipated minor member of Employee's family.

        4. Compensation to Employee. During the term of this Agreement, the Company shall pay to Employee compensation ("the Compensation") consisting of:

               (i) a salary equal to $125,600 per annum, payable on such basis as is the normal payment pattern of the Company, not to be less frequently than monthly;

               (ii) a discretionary bonus to be determined by the Company in its sole and absolute discretion which if awarded may be up to 40% of base salary ($50,000) based on Company's determination in its sole and absolute discretion of its achievement of profit goals. In determining whether any bonus shall be paid and the amount thereof, Company may examine a number of factors including, without limitation, employee achievement of the following:

               a. To what extent did Employee provide Company Management with proactive and timely advise to enhance and further Company's business transactions and successes.


               b. To what extent did Employee provide accurate, timely and appropriate financial reports to Management, Board of Directors and Public.

               c. To what extent did Employee provide financial statements with analysis and action plan to CEO by the 15th of the following month.

               d. To what extent did Employee manage accounting for capital expenditures and K-W owned properties.

               e. To what extent did Employee manage bank relationships.

               f. To what extent did Employee provide financial analysis, direction and control to guide the Company in meeting profit goals.

Employee acknowledges that Company has not provided Employee with any projections or estimates of Net Profit or Net Revenue that might be received by Employee under the terms of this Agreement as an inducement to Employee to accept employment with Company.

        5. Expenses. Employee shall be entitled to reimbursement from the Company for any out-of-pocket expenses, including travel expenses (which shall not include the expense incurred for Employee's daily commute to and from work), incurred by Employee in the ordinary course of providing his services hereunder and shall not exceed $300.00 per month. Such reimbursement shall be made by the Company after receipt of a statement therefor from Employee setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by customary documentation evidencing such expenses. In those instances, where out of town travel and per diem or where rare and unusual circumstances arise and may be required, expenses may exceed the $300 limit provided they are pre-approved by William J. McMorrow.


        6. Deductions. It is understood that all compensation paid to Employee under this Agreement is subject to the customary tax, social security and other similar withholding requirements.

        7. Benefits. For such time as Employee is employed by KWI, he shall be entitled to the same medical, dental and insurance, 401k plan, and other benefits as are generally available to other employees of KWI from time to time during the course of this Agreement.

        8. Noncompetition Covenant. For so long as Employee is employed under this Agreement and for a period of three years thereafter, Employee will not, directly or indirectly:

        (a) (i) in any manner induce, attempt to induce, or assist others to induce or attempt to induce any employee, partner, joint venture, independent contractor, agent or customer of the Company to terminate its, his or her association with the Company, or (ii) do anything to interfere with the relationship between the Company and such person or entity or other persons or entities dealing with the Company; or

        (b) Employee further acknowledges that all trade secrets, know-how, technology data, formulae, plans, specifications and other information used by the Company or under development in connection with its business are the property of the Company, and that Employee does not have the right to disclose, make available or use any of the foregoing for the benefit of himself or any other person or entity.

        (c) Nothing in this Section 8 shall restrict Employee from owning not more than 1% of the outstanding shares of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, or any limited partner interest in a limited partnership or similar passive investment interest so long as the nature of such investment prevents, pursuant to applicable law, Employee's control of the management of the issuer of such investment interest.

        (d) The parties hereto intend that the covenants and agreements contained in this Section 8 shall be deemed to be a series of separate covenants and agreements, one for each and every country, county, state, city and other jurisdiction in the world with respect to which the Company's business has been or is hereafter carried on. If any of the foregoing is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such agreement extending for too great a period of time or over too great a geographical area, or by reasons of its being too extensive in any other respect, such agreement shall be interpreted to extend only over the maximum period of time and geographical area and to the maximum extent enforceable, all as determined by such court in such action. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision thereof.

        Notwithstanding the foregoing, nothing herein shall prevent Employee, following the termination of his employment or the end of the term of this Agreement, from being associated with any person or entity engaged in any real estate activities or matters other than real estate auction activities or matters or other activities which constitute a primarily line of business of the Company at the time of such termination.

        9. Confidential and Proprietary Information. Employee recognizes that he has occupied and will occupy a position of trust with respect to business information of a confidential or proprietary nature which is the property of the Company and which has been and will be imparted to him from time to time in the course of the performance of his duties under this Agreement. Employee agrees that he shall not at any time, whether during the term hereof or thereafter, use or disclose directly or indirectly any confidential or proprietary information of the Company to any person, except that he may use and disclose to other Company personnel such confidential and proprietary information in the course of the performance of his duties hereunder. For purposes of this Agreement, the term "confidential or proprietary information" of the Company shall, include all information which is owned by the Company and which is not at the time publicly available or generally known to persons engaged in businesses similar to that of the Company, including practices, procedures and methods and other facts relating to the business of the Company; practices, procedures and methods and other facts related to sales, marketing, advertising, promotions, financial matters, clients, client lists of the Company and similar information of a confidential and proprietary nature.

        10. Stock Options. Upon execution of this Agreement the Company shall grant to Employee under the Company's 1992 Incentive and Nonstatutory Stock Option Plan a non-transferable non-incentive option to purchase an aggregate of 5,000 shares of the Common Stock at an exercise price equal to the price of the Common Stock on the effective date of the Agreement. The grant of such options is to be approved by the Stock Option Committee of the Board of Directors of the Company on such terms and subject to such conditions as are set forth in the stock option agreement between the Company and Employee and an additional 5,000 shares of Common Stock on 12/31/96 providing Company and individual goals for 1996 are met.

        11. Termination.

        (a) This Agreement will terminate upon the death or physical or mental incapacity of Employee. Incapacity shall mean the inability to perform the services due hereunder for a consecutive 60 calendar day period.

        (b) This Agreement may also be terminated by the Company:

                (i) in the event of a material breach of this Agreement by Employee (which shall be limited only to a material breach by Employee of the terms of Sections 3, 8 or 9 hereof or the first sentence of Section 1 hereof).


                (ii) for cause.

        (c) This Agreement may be terminated by Employee at any time provided that such termination shall have the effect set forth in paragraph (d) below.

        (d) Termination of this Agreement pursuant to Section 11(b) shall not relieve Employee of his obligations to comply with Sections 8 and 9 hereof. If Employee resigns due to the Company's material breach which is not corrected within ten days after the Employee's written notice of the breach to the Company, then Employee shall be relieved of his obligations under Section 8 hereof. If Employee resigns for any other reason then his obligations under Sections 8 and 9 hereof will continue to apply. Upon the termination of this Agreement by the Company pursuant to Section 11(b) or upon the resignation of Employee during the term of this Agreement other than following a material breach by the Company hereunder, or prior to termination under Section 8 and 9 if applicable, any further compensation to Employee shall terminate on the date this Agreement is so terminated by the Company or Employee resigns. In all other cases, Employee, or his estate, will receive all salary, bonuses and fringe benefits (or if such fringe benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits) due hereunder and remaining to be paid during the term hereof in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability of such benefits following Employee's termination of employment at no additional cost above what was previously being paid by the Company.

        1 2. General Provisions.

        (a) Notices. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to the Company, to:       Kennedy-Wilson, Inc.
                             530 Wilshire Boulevard
                             Suite 101
                             Santa Monica, CA 90401
                             Attention:     Chief Executive Officer

If to Employee, to:          Mr. Freeman A. Lyle, Jr.
                             31 Silver Saddle Lane
                             Rolling Hills Estates, CA 90274

        (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Employee and his heirs and legal representatives. This Agreement is personal to Employee and shall not be assignable by Employee.

        (c) Waiver of Breach. The waiver by the Company or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

        (d) Entire Agreement/Modification. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any modification of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.

        (e) Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

        (f) Counterparts. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

        (g) Choice of Law. This Agreement shall be governed by the laws of the State of California.

        (h) Alternative Dispute Resolution. The parties to this Agreement specifically desire an early resolution of any dispute between them which arises out of this Agreement. It is therefore, agreed that any controversy arising out of this Agreement, whether dealing with breach, interpretation or otherwise, shall be heard by a reference ("Referee") pursuant to the provisions of Section 638 of the Code of Civil Procedure and in accordance with the provisions described below. Provided, however, that if injunctive relief is sought, the complaining party may seek such relief from the Los Angeles Superior Court without the use of a Referee.

        1. Enforcement of Agreement. This reference provision may be enforced by the filing of a complaint or petition or motion seeking specific enforcement. Service of such motion on the opposing party shall constitute the "Claim Date" for purposes of this provision.

        2. Selection of Referee. The Referee shall be a retired Judge of the Court selected by mutual agreement of the parties. If the parties cannot agree then a Referee shall be appointed by the Los Angeles Superior Court in accordance with Section 640 of the Code of Civil Procedure. Each party shall be entitled to only one disqualification pursuant to Section 170.6 of the Code of Civil Procedure. The parties hereby waive their right to a trial by jury and agree that their dispute shall be tried by the Referee so selected.

        3. Decisional Rules. The trial shall be conducted and the issues determined in compliance with all judicial rules and all statutory and decisional law of the Sate of California as if the matter were formally litigated in Superior Court. The Referee shall conduct and decide all pre-trial and post-trial procedures as if the matter were formally litigated in the Superior Court. All rules of evidence as set forth in the California Evidence Code, other statutory and decisional law of California and all relevant Los Angeles County Superior Court Rules and California Rules of Court shall be applicable to any proceeding before the Referee.

        4. Discovery. The parties to this Agreement expressly waive their right to engage in any discovery with the exception of depositions and requests for the inspection, production and copying of documents. Interrogatories, requests for admissions and depositions upon written interrogatories shall not be permitted. The

Referee shall be authorized to issue subpoenas requiring attendance at hearings and, or trial. All discovery permitted by this Agreement shall be completed no later than fifteen (15) days before the first hearing date established by the Referee. The Referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Depositions may be taken by either party upon seven (7) days written notice. Request for production or inspection of documents shall be responded to within ten (10) days after service. All disputes relating to discovery shall be submitted to the Referee whose decision shall be final and binding upon the parties.

        5. Hearings and Trial. Except as set forth in this Agreement, the Referee shall determine the manner in which the proceeding is conducted including the time and place of all hearings, the order or presentation of evidence, and all other questions that arise with respect to the course of the proceeding. All proceedings and hearings conducted before the Referee, except for trial, shall be conducted without a court reporter unless one is requested by a party. The party making the request shall have the obligation to arrange and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties. The trial shall be conducted without a jury on consecutive dates, as opposed to being conducted piecemeal on various dates separated by postponements or adjournments. The trial shall be conducted in a courtroom or in surroundings with formality as close to a courtroom as possible. The Referee shall set the matter for hearing within sixty (60) days after the Claim Date and try all issues of law or fact and report a statement of decision upon them, if possible, within ninety (90) days of the Claim Date.

        6. Decision of Referee. The Referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The Referee shall issue a single judgment at the close of the proceeding which shall dispose of all of the claims of the parties that are the subject of the reference. Any decision rendered by the Referee shall be final, binding and conclusive and judgment shall be entered pursuant to Section 644 of the Code of Civil Procedure in any court in the State of California having jurisdiction.

        7. Attorneys' Fees. The cost of the Referee shall be shared equally between the parties. However, the prevailing party shall be entitled to receive as part of the judgment in its favor an award of all actual attorneys' fees and costs (including the Referee and court reporter fees) incurred with respect to the reference, and interest at the highest rate permitted by law as of the date of the breach.

        8. Appeal The judgment entered upon the decision of the Referee shall be subject to all post-trial procedures and to appeal in the same manner as an appeal from any order or judgment in a civil action.

        (i) Assignment. This Agreement is for the unique personal services of Employee and may not be assigned by Employee without the express written consent of KWI. Except as so provided, this Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                      KENNEDY-WILSON INTERNATIONAL

                                      By: /s/ WILLIAM J. MCMORROW
                                         -------------------------------
                                             WILLIAM J. MCMORROW


                                      Date: 4/22/96
                                           -----------

                                      EMPLOYEE

                                      By: /s/ FREEMAN A. LYLE
                                         -------------------------------
                                              FREEMAN A. LYLE

                                      Date: 4/17/96
                                           -----------

                               SECOND AMENDMENT TO

                              EMPLOYMENT AGREEMENT

        This Second Amendment to Employment Agreement (the "Second Amendment") is made and entered into as of January 1, 1998, by and between KENNEDY-WILSON, INC., A Delaware corporation, with its principal office located in Santa Monica, California (the "Company"), and Richard Mandel, an individual ("Employee").

                                    RECITALS

        WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of January 1, 1997, (the "Agreement") providing for the employment of Employee by Company pursuant to the term of such Agreement; and

        WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified to change the Employee's Term and Compensation.

                             AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of January 1, 1998 as follows:

        1. The Term of the Agreement is extended until December 31, 1999. Therefore, Section 3 of the Agreement is amended such that the termination date of "December 31, 1998" is deleted and the termination date of "December 31, 1999" is inserted in lieu thereof.

        2. Section 5(a) is deleted in its entirety and the following is inserted in lieu thereof:

                        5(a) Employee shall be paid an annual salary equal to $250,000 per annum for the period of January 1, 1998 to December 31, 1999, payable on such basis is the normal payment pattern of the Company, not to be less frequently than monthly.

        Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

        IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date first above written.




                                   "EMPLOYEE"

                                   /s/ RICHARD MANDEL
                                   -------------------------------
                                   Richard Mandel

                                   "Company"
                                   KENNEDY-WILSON, INC.,
                                   a Delaware corporation


                                   By: /s/ WILLIAM J. MCMORROW
                                      -------------------------------
                                      William J. McMorrow
                                      Chief Executive Officer